Exhibit 99.11

March 2, 2022

Junee Limited (the “Company”)

Attn: Mr. Vincent Or

Studio 18 and 20, 11/f, International Plaza
20 Sheung Yuet Road

Kowloon Bay Hong Kong

RE:	Article 177 of the PRC Securities Law

Dear Sirs/Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this opinion (“Opinion”) with respect to all laws, regulations, statutes, rules, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (hereinafter referred to as the “PRC Laws”). For the purpose of this Opinion, the PRC excludes the Hong Kong Special Administrative Region (“Hong Kong”), the Macau Special Administrative Region, and Taiwan.

We are acting as the Company’s PRC counsel in connection with (a) the proposed initial public offering (the “Offering”) of certain number of ordinary shares by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) in relation to the Offering, and (b) the proposed listing and trading of the Company’s ordinary shares on the Nasdaq Capital Market (“NASDAQ”).

For the purpose of giving this Opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of corporate records, agreements, documents and other instruments provided to us and such other documents or certificates issued by governmental authorities or representations made by officials of government authorities or other public organizations and by officers or representatives of the Company as we have deemed necessary and appropriate as a basis for the opinions hereinafter set forth.

In rendering the opinions expressed below, we have assumed:

(a)	the authenticity of the documents submitted to us as originals and the conformity to the originals of the documents submitted to us as copies;

PRIVILEGED & CONFIDENTIAL

(b)	the truthfulness, accuracy and completeness of all corporate minutes, resolutions and documents of or in connection with the Company as they were presented to us;

(c)	that the documents and the corporate minutes and resolutions which have been presented to us remain in full force and effect as of the date hereof and have not been revoked, amended, varied or supplemented, except as noted therein;

(d)	in response to our due diligence inquiries, requests and investigation for the purpose of this Opinion, all the relevant information and materials that have been provided to us by the Company, including all factual statements in the documents and all other factual information provided to us by the Company, and the statements made by the Company and relevant government officials, are true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part. Where important facts were not independently established to us, we have relied upon certificates issued by governmental authorities and appropriate representatives of the Company and/or other relevant entities and/or upon representations made by such persons in the course of our inquiry and consultation;

(e)	that all parties to the documents provided to us in connection with this Opinion have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder; and

(f)	with respect to all parties, the due compliance with, and the legality, validity, effectiveness and enforceability under, all laws other than the laws of the PRC.

We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions on any laws other than the laws of the PRC and accordingly express no legal opinion herein on any laws of any jurisdiction other than the PRC.

Based on the foregoing and subject to the qualifications set out below, we hereby provide the following analysis of Article 177 of the newly amended Securities Law of the PRC (the “New Securities Law”).

(I)	As confirmed by the Company, all of their operations are conducted by their operating entity in Hong Kong, OPS Interior Design Consultant Ltd. (“OPS HK”). According to the Constitutional Law of the PRC, which was promulgated on September 20, 1954 and last amended on March 11, 2018, the State may establish special administrative regions when necessary, the systems to be carried out in special administrative regions shall be prescribed by laws enacted by the National People’s Congress (the “NPS”) in light of the specific conditions. On April 4, 1990, the NPS promulgated the Basic Law of Hong Kong of the PRC, or the Basic Law, which became effective on July 1, 1997, it stipulates that Hong Kong is a special administrative region of the PRC with a high degree of autonomy and executive, legislative and independent judicial powers, including that of final adjudication under the principle of “one country, two systems”, and the PRC national laws, except for those listed under Annex III tothe Basic Law (as amended from time to time and attached hereto as Exhibit A), or the Annex III, shall not be applied to Hong Kong. Moreover, under the Basic Law, the PRC national laws listed under the Annex III shall be confined to those relating to national defense, foreign affairs and other matters that are not within the scope of autonomy. As of the date this Opinion, the New Securities Law, which was amended on December 28, 2019 and became effective on March 1, 2020, is not included in the Annex III, thus shall not be applied to Hong Kong.

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Further, the New Securities Law uses the concept of “domestic” and “overseas”, which typically understood to mean the jurisdiction of Chinese mainland and a jurisdiction outside of Chinese mainland (including Hong Kong). For example, Article 2 of the New Securities Law provides that “the provisions of this Law shall apply to the offering and trading of shares, corporate bonds, depository receipts and other securities determined by the State Council pursuant to the law within the territory of the PRC”; Article 224 provides that “domestic enterprises issuing securities overseas directly or indirectly or listing their securities overseas shall comply with the relevant provisions of the State Council.” Therefore, given this context, as a company duly incorporated in the British Virgin Islands (“BVI”), all of its operations are conducted in Hong Kong and in connection with its listing application on NASDAQ, the New Securities Law shall not be applied to the Company and OPS HK.

As confirmed by the Company: (i) they currently do not have, nor do they currently intend to establish, any subsidiary nor plan to enter into any contractual arrangements to establish a VIE structure with any entity in the PRC; (ii) they are not controlled by any PRC entity or individual; (iii) all of their operations are conducted by the operating entity in Hong Kong, which currently has only served the Hong Kong local market and does not presently have any PRC client; (iv) they do not have any operation in the PRC, nor do they have any partnership or cooperation with any PRC entity or individual; (v) they currently do not have, nor do they plan to have, any investment, such as owning or leasing any asset, in the PRC; (vi) they have not employed any PRC natural persons; and (vii) no revenue of the Company is generated from the PRC.

Accordingly, we are of the opinion that as a company duly incorporated in BVI, all of its operations are conducted in Hong Kong and in connection with its listing application on NASDAQ, the New Securities Law shall not be applied to the Company and OPS HK. Further, Article 177 of the New Securities Law (“Article 177”) does not apply to documents and/or materials submitted to NASDAQ in connection with the Company’s application, and potentially, documents and/or materials requested by NASDAQ from the Company, once listed, in connection with NASDAQ’s regulatory responsibilities related to oversight of its issuer companies.

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(II)	Even if the Company established any subsidiary or a VIE structure with any entity in the PRC or expanded their operations to the PRC in the future, in which case Article 177 would apply to the Company, we are of the opinion that Article 177 did not prohibit the Company, as a company duly incorporated in BVI, all of its operations are conducted in Hong Kong and in connection with its listing application on NASDAQ and/or potentially once listed on NASDAQ, from providing the required documents and/or materials to NASDAQ, in connection with NASDAQ’s regulatory responsibilities related to oversight of its issuer companies, for the following reasons:

(A)	Article 177 provides that the securities regulatory authority of the PRC State Council may collaborate with its counterparts of other countries or regions in order to monitor and oversee cross-border securities activities. It further provides that a foreign securities regulatory authority is not allowed to conduct any official investigation or the collection of evidence directly within the territory of the PRC, and that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities for foreign agencies without prior consent from the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council. Thus, we can reach the conclusion that Article 177 is applicable in the limited circumstances relating to direct investigations and collection of evidence conducted by foreign authorities within the territory of the PRC. In such cases, the foregoing activities are required to be conducted through collaboration with or by obtaining prior consent from Chinese authorities.

In addition, in conjunction with Article 173, we can also conclude that the New Securities Law clearly provides that when overseas securities authorities conduct an investigation or conduct evidence collection through cooperation with the CSRC in China, the parties under investigation are required to truthfully provide relevant documents and materials.

(B)	Although Article 177 was newly added to the New Securities Law, the principle behind it had long existed. For example, Article 277 of the Civil Procedure Law of the PRC, which was promulgated on April 9, 1991, last amended on June 27, 2017, and effected on July 1, 2017, similarly provides that except for the specified circumstances herein (through the channels prescribed in international treaties concluded or acceded to by the PRC, or through diplomatic channels), no foreign authority or individual shall, without prior consent from the competent authorities of the PRC, conduct any investigation or collect evidence within the territory of the PRC. The Provisions on Strengthening Confidentiality and Archives Administration of Overseas Issuance and Listing of Securities, published by the CSRC in October 20, 2009, also had the similar regulations.

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Nevertheless, this rule has not prohibited issuers from providing the required documents and/or materials for overseas securities regulatory agencies, such as NASDAQ and the SEC, in previous years. In a press conference on April 27, 2020, the CSRC stated that the CSRC has always taken a positive attitude towards cross-border regulatory cooperation and supported overseas securities authorities to investigate and deal with the financial fraud of listed companies in their jurisdictions. Under the framework of cooperation such as the IOSCO multilateral memorandum, the CSRC has provided audit working papers of 23 overseas listed companies to a number of overseas securities authorities, 14 of which have been provided to the SEC and the Public Company Accounting Oversight Board1.

Based on the above and to our knowledge, we are of the opinion that Article 177 does not apply to documents and/or materials submitted to NASDAQ in connection with the Company’s application, and potentially, documents and/or materials requested by NASDAQ from the Company, once listed, in connection with NASDAQ’s regulatory responsibilities related to oversight of its issuer companies.

The above analysis has not been confirmed with the CSRC. This Opinion is further subject to the following qualifications:

(a)	we express no opinion as to any laws other than the PRC Laws in force on the date of this Opinion;

(b)	the PRC Laws referred to herein are laws currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect;

(c)	this Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter; and

(d)	this Opinion is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This Opinion is delivered in our capacity as the Company’s PRC counsel solely in connection with the proposed Offering of the Company, and may not be relied upon by any other persons or corporate entities other than NASDAQ, and may not be used for any other purpose without our prior written consent.

[1]	See the report on the official website of CSRC here:

http://www.csrc.gov.cn/csrc/c100028/c1000790/content.shtml.

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Yours faithfully,

/s/ Jincheng Tongda & Neal Law Firm
Jincheng Tongda & Neal Law Firm

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Exhibit A

As of the date of this Opinion, there are twelve (12) PRC Laws that have been implemented in Hong Kong under the Annex III, which are:

1)	Resolution on the Capital, Calendar, National Anthem and the National Flag of the PRC;

2)	Resolution on the National Day of the PRC;

3)	Declaration of the Government of the PRC on the Territorial Sea;

4)	The Nationality Law of the PRC;

5)	The Regulations of the PRC Concerning Diplomatic Privileges and Immunities;

6)	The National Emblem Law of the PRC;

7)	Law of the PRC on the Territorial Sea and the Contiguous Zone;

8)	Law of the PRC on the Garrisoning of the Hong Kong Special Administrative Region;

9)	Law of the PRC on the Exclusive Economic Zone and the Continental Shelf;

10)	Law of the PRC on Immunity from Compulsory Judicial Measures Concerning the Property of Foreign Central Banks;

11)	The National Anthem Law of the PRC;

12)	Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region.

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